SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASA (Bermuda) Limited

(Name of Registrant as Specified In Its Charter)

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ASA (Bermuda) Limited
11 SUMMER STREET
4TH FLOOR
BUFFALO, NY 14209

January 27, 2006

YOUR VOTE AND SUPPORT IS IMPORTANT

Dear Shareholder:

          We previously sent you proxy materials in connection with the Annual General Meeting of Shareholders of ASA (Bermuda) Limited which will be held on March 8, 2006.  Your Board of Directors requests your assistance in promptly voting your shares.  Voting promptly as the Board recommends will save solicitation costs and defeat the self-serving proposal of a hedge fund manager described in our previous materials.

HOW TO SUPPORT YOUR BOARD OF DIRECTORS

          In addition to the election of directors and the ratification of accountants, shareholders are being asked to vote on a shareholder proposal from a hedge fund manager (proposal 3) recommending that the board of directors take immediate action to eliminate the discount to net asset value at which the Company’s shares trade.  The Board believes the proposer misrepresents both the facts and the material adverse consequences that implementation of the proposal would have on the Company and its long-term shareholders.  Please support your Board of Directors by voting AGAINST proposal 3 (and FOR management proposals 1 and 2).

WHY YOU SHOULD VOTE AGAINST PROPOSAL 3

          Proposer significantly misrepresents our strong performance.  We believe the proposer has significantly understated the Company’s relative investment performance by wrongly measuring the Company’s performance against a broad-based index of South African industrial issuers that includes only a very small portion of gold producers (about 6%).  But from its inception in 1958 until July 2005, the Company was required to invest a majority of its total assets in securities of companies principally engaged in gold mining and related activities in South Africa.

          We believe the Company’s investment performance is more appropriately measured against the FTSE/JSE Gold Sector Price Index, an index of South African gold producers.   The Company’s return, without reinvestment of dividends, has substantially outperformed this gold index, converted into U.S. dollars, for all of the periods indicated by the proposer.  See table below.

Period	NAV Return	Market Return	Gold Index

Year ended 9/30/05	15.7%	9.4%	4.4%
Two years ended 9/30/05	20.6%	10.2%	-3.1%
Three years ended 9/30/05	53.4%	45.0%	11.4%

          Proposer disregards potentially severe tax consequences to shareholders.  The proposer misrepresents the materially adverse tax consequences of the proposal on many of the Company’s U.S. taxable shareholders.  Implementing the proposal would clearly be in the hedge fund manager’s short-term interests, but would result in substantially higher federal income tax rates on distributions to many long- term U.S shareholders.

          Shareholders have benefited from our closed-end format.  We recognize that the discount to net asset value is a common attribute of closed-end funds, but the interests of long-term shareholders have been well-served by the Company’s closed-end format.  The Company invests in volatile gold and precious metals securities, and performance has benefited by its not having to manage the in-flows and out-flows of money required in an open-end format.  Open-ending would also decrease future investment returns by substantially increasing the Company’s expense ratio.  Implementing the proposal is in the short-term interests of the hedge fund manager but would have material adverse consequences to the Company and its long-term shareholders.

          Your Board of Directors must be concerned with the best interests of the Company over the long term and not the interests of a hedge fund manager that is focused on its own short-term profits.  Your Board believes that it is not in the best interests of the Company and its shareholders to implement the proposal.  Please support your Board of Directors by voting your shares “AGAINST” proposal 3.

          Please read the proxy statement carefully because it contains important information about these matters.

          We have enclosed a duplicate proxy card or voting instruction form for your use in voting your shares.   We need your help and your vote! Street name shareholders: your broker, bank or other nominee cannot vote your shares unless it receives your instructions on proposal 3.  Telephone and Internet voting options are available as described in the enclosed materials.  If you have any questions or need assistance, please call D. F. King & Co., Inc., who is assisting us, toll-free, at 1-800-901-0068.  Please act today.

Sincerely,

Robert J. A. Irwin
Chairman, President and Treasurer